Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of RenovoRx, Inc. of our report dated March 31, 2023, which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt regarding the Company’s ability to continue as a going concern, relating to the financial statements of RenovoRx, Inc. appearing in the Annual Report on Form 10-K of RenovoRx, Inc. for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP

Irvine, California

May 12, 2023